Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ZOOZ Power Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.00286 per share	Other	2,240,000	$3.1525	$7,061,600	0.00014760	$1,042.30
	Total Offering Amounts					$7,061,600		$1,042.30
	Total Fee Offsets							$0
	Net Fee Due							$1,042.30

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become exchangeable under the Sponsor Note or the EBC Note by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding common shares, as applicable.

(2)	Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Capital Market on May 2, 2024, which date is within five business days prior to the filing of this registration statement.